UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2017

ALBIREO PHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33451 (Commission File Number)	90-0136863 (IRS Employer Identification No.)

50 Milk Street, 16th Floor Boston, Massachusetts (Address of principal executive offices)	02109 (Zip Code)

(857) 415-4774

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 7, 2017, Albireo Pharma, Inc. entered into an Office Lease Agreement with SHIGO 10 PO Owner LLC for approximately 5,116 rentable square feet (the “New Office”) in the building located at 10 Post Office Square, Boston, Massachusetts.  The New Office will serve as Albireo's executive offices.

The initial term of the lease is 62 months beginning on the later of the date on which the landlord substantially completes certain renovations to the New Office or March 1, 2017.  Albireo has the option to extend the lease one time for an additional 5-year period.

Following a two-month rent abatement period, Albireo will be obligated to make monthly rent payments in an amount beginning at $20,997 and increasing by approximately 2% annually for the term of the lease. In addition, Albireo is responsible under the lease for specified costs and charges, including certain operating expenses, utilities, taxes and insurance.

In addition, the lease contains customary events of default that entitle the landlord, among other things, to terminate the lease and recover from Albireo all rent payments and other amounts payable as of the date of termination and that would otherwise be payable for the remainder of the term of lease, plus certain additional costs and expenses arising from the termination. The specified events of default include, among others, nonpayment of rent or other amounts due and payable by Albireo under the lease, an uncured breach of a covenant under the lease and certain bankruptcy and insolvency events.

The foregoing summary of the lease is qualified in its entirety by reference to the full text of the lease, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Office Lease Agreement, dated as of February 7, 2017, by and between Albireo Pharma, Inc. and SHIGO 10 PO Owner LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALBIREO PHARMA, INC.

Date: February 10, 2017	/s/ Thomas A. Shea
Thomas A. Shea
Chief Financial Officer

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